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                                                    Filed Pursuant To 424(B)(3)
                                                    File No. 333-24115

                              YOUR MONEY CAN BEGIN
                            EARNING THESE HIGH RATES

                 PROSPECTUS SUPPLEMENT DATED FEBRUARY 10, 1998

                                INVESTMENT NOTES

              Term                     Rate                    Annual Yield*
           ---------                  ------                   -------------
            3 Months                   7.15%                       7.41%
            6 Months                   7.50%                       7.78%
           12 Months                   8.75%                       9.14%
           18 Months                   8.85%                       9.25%
           24 Months                   9.00%                       9.44%
           30 Months                   9.10%                       9.52%
           36 Months                   9.25%                       9.69%
           48 Months                   9.50%                       9.96%
           60 Months                  10.35%                      10.90%
            7 Years                   10.50%                      11.06%
           10 Years                   10.60%                      11.18%

                       Minimum for Investment Notes $1,000

                             NEW MONEY MARKET NOTE
                        RATE 6.15% - ANNUAL YIELD 6.34%*

                           For more information, call
                                 1-800-776-4001

                               American Business
                            Financial Services, Inc.
                            BalaPointe Office Centre
                      111 Presidential Boulevard, Suite 215
                             Bala Cynwyd, PA 19004
                                 1-800-776-4001

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                       IS A NASDAQ LISTED COMPANY (ABFI).

      An offer can only be made by the Prospectus dated February 10, 1998, delivered in conjunction with this Rate Supplement dated April 1, 1998.

     See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

    *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through
                                 April 24, 1998.

     The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.